SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2004

THE RESTAURANT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-57925	62-1254388
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

6075 Poplar Ave. Suite 800 Memphis, TN	38119
(Address of principle executive offices)	(Zip Code)

901-766-6400
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Restaurant Company (the “Company”) has a secured $25,000,000 revolving line of credit facility (the “Credit Facility”) with a sub-limit for up to $7,500,000 of letters of credit. All amounts under the Credit Facility bear interest at floating rates based on the agent’s base rate or Eurodollar rates as defined in the agreement. All indebtedness under the Credit Facility is collateralized by a first priority lien on substantially all of the assets of the Company. As of December 20, 2004, there were no borrowings and approximately $5,968,000 of letters of credit outstanding under the Credit Facility. The letters of credit are primarily utilized in conjunction with our workers’ compensation programs.

On December 20, 2004, the Company entered into Amendment No. 9 to Revolving Credit Facility. This amendment modifies the financial covenants and other restrictions required under provisions of the Credit Facility and extends the expiration date of the Credit Facility to January 12, 2006.

Item 9.01 Financial Statements and Exhibits

c) Exhibits. The following exhibits are filed with this document.

10.15	Amendment No. 8 to Revolving Credit Agreement, by and among The Restaurant Company, Fleet National Bank and other lending institutions, Fleet National Bank as agent and administrative agent and Bank of America, N.A. as syndication agent

10.16	Amendment No. 9 to Revolving Credit Agreement, by and among The Restaurant Company, Fleet National Bank and other lending institutions, Fleet National Bank as agent and administrative agent and Bank of America, N.A. as syndication agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Restaurant Company
By:	/s/ Michael P. Donahoe
Michael P. Donahoe
Executive Vice President and Chief Financial Officer

Date: December 27, 2004